Exhibit 99.1

 OPES Acquisition Corp.’s Merger Target Proves America Is Hungrier

Than Ever As BurgerFi Generates Significant Growth In Delivery Dining

- The Better Burger Concept’s Delivery Numbers Rise Amid Nation’s Pandemic -

New York, NY and Palm Beach, FL — July 13, 2020 — OPES Acquisition Corp. (NASDAQ: OPES, OPESW) recently announced plans to combine with BurgerFi International, one of the nation’s fastest-growing restaurant concepts, with nearly 125 locations spanning across 23 states and two countries internationally. The better burger concept has been on a strong growth trajectory, with plans to open 15 restaurants this year. BurgerFi’s resilience through the COVID-19 pandemic showcases the company’s strengths for off-premise dining through tech-driven delivery platforms.

DELIVERY METRICS

Year-Over-Year Delivery Sales
2019 vs 2020
January	+41%
February	+30%
March	+35%
April	+61%
May	+111%
June	+65%

Totals in 3rd Party Delivery YTD + In-House App
January 1, 2020 to June 30, 2020
• 428,000+ orders
• $10.9 million total sales
• +32% in order volume
• +60% in sales volume

In addition to partnerships with DoorDash, GrubHub, Postmates and UberEats, as a technology-enhanced brand, BurgerFi has developed its own app for third-party delivery. BurgerFi has been able to connect with customers in a meaningful way through the app’s bespoke loyalty program tailored to reward users with personalized offers based on their preferences and order history. The app’s delivery is fueled by Olo, whose on-demand delivery network has enabled BurgerFi to lower delivery fees for its customers and have greater control over transit time and delivery providers. By utilizing the integrated network of third-party delivery vendors, BurgerFi has allowed third-party delivery apps that do not feature BurgerFi to be included in the pool to bid for their business. This ensures customers have access to the best available delivery couriers for the quickest service.

“BurgerFi has continuously looked for ways to enhance the customer experience,” said Charlie Guzzetta, President of BurgerFi. “Through our investment in technology we have been able to strategically anticipate and execute against the current industry-wide changes. This investment in technology, complemented by strong partnerships with third-party delivery services, has served BurgerFi well during the crisis and will help us continue on our path of redefining the way the world eats burgers.”

From BurgerFi’s exclusive customized LevelUp ordering app to the in-restaurant Oracle digital ordering kiosks, BurgerFi uses over 20 different technology platforms to streamline its business. BurgerFi is favorably positioned to capitalize on omni-channels by optimizing its takeout and delivery platforms for superior performance and profitability.

The 125-location burger concept appreciates this trend as it continues to reach new customers through technology. Serving a “better burger” made with 100% natural American Angus beef that has never been exposed to any growth hormones, steroids, antibiotics, chemicals or additives, BurgerFi is a consistently high-quality meal. The beef burgers coupled with the award-winning VegeFi® burgers, vegan Beyond Burgers (100% plant-based), and free-range all-natural Springer Mountain Farms chicken, Snake River Farms Wagyu beef hotdogs, fresh-cut Idaho potato fries, double beer-battered colossal onion rings, and premium custards and shakes create a craveable real food menu full of premium all-natural ingredients that keep customers coming back for more.

“As BurgerFi evolves with the world’s climate, it has stayed committed to innovation and technology as core cultivating principals to drive its success in the booming ‘better-burger’ space,” said Ophir Sternberg, Chairman & CEO of OPES. “Given BurgerFi’s strong foundation as a company and dynamism as a brand, we believe that BurgerFi is positioned for rapid growth and are looking forward to taking BurgerFi to the next level and beyond. Our team is thrilled to support BurgerFi’s exciting growth initiatives. Its technology-driven business and highly-scalable model continue to position it for significant shareholder value creation.”

Last month BurgerFi opened its first delivery-only kitchen in downtown Miami in partnership with REEF. At its debut, BurgerFi immediately broke sales records for a new concept in a REEF neighborhood kitchen. 15 REEF neighborhood kitchens are planned by the end of the year, including several more Miami locations, as well as new markets including Seattle, Houston, Nashville and Minneapolis. Additional markets are scheduled for 2021.

Given the fast growth of on-demand food delivery, REEF Technology has created delivery-only neighborhood kitchens, otherwise known as ghost kitchens, as a key component of their hubs. REEF Kitchens is a national network of 85+ neighborhood kitchens across 18 cities that allow food entrepreneurs, local restaurants, and national restaurant brands to open and quickly expand their delivery businesses. REEF Kitchens lower the barriers, costs, and burdens for restaurants and is helping to bring fresh, healthy, responsible and chef-driven food to local neighborhoods.

OPES announced last week it reached a definitive agreement to merge with BurgerFi and anticipates closing the transaction in the third quarter of 2020.

About OPES Acquisition Corp.

OPES Acquisition Corp. (NASDAQ: OPES, OPESW) is a special purpose acquisition company headquartered in Miami and organized for the purpose of effecting a merger, asset acquisition, stock purchase or other similar business combination with one or more businesses or entities.

For more information, please visit www.opesacquisitioncorp.com.

About BurgerFi

Established in 2011, BurgerFi is among the nation’s fastest-growing better burger concepts with approximately 125 BurgerFi restaurants domestically and internationally. The concept was chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% natural American Angus beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi placed in the top 10 on Fast Casual’s Top 100 Movers & Shakers list in 2020, was named “Best Burger Joint” by Consumer Reports and fellow public interest organizations in the 2019 Chain Reaction Study, listed as a “Top Restaurant Brand to Watch” by Nation’s Restaurant News in 2019, included in Inc. Magazine’s Fastest Growing Private Companies List, and ranked on Entrepreneur’s 2017 Franchise 500.

To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com, ‘Like’ BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter.

Disclaimer

OPES Acquisition Corp. (NASDAQ: OPES, OPESW) (“OPES” or the “Company”) and BurgerFi International, LLC (“BurgerFi”), and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of OPES common stock in respect of the current solicitation of OPES’s stockholders with respect to the proposed transaction between OPES and BurgerFi (the “Business Combination”). Information about OPES’s directors and executive officers and their ownership of OPES ordinary shares is set forth in the proxy statement for OPES’s recently completed special meeting. This document can be obtained free of charge from the sources indicated below. Updated information will be provided in the proxy statement to be filed in connection with the Business Combination.

OPES will mail a proxy statement to stockholders relating to the Business Combination. INVESTORS AND SECURITY HOLDERS OF OPES ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE BUSINESS COMBINATION THAT OPES WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OPES, BURGERFI, AND THE BUSINESS COMBINATION. The proxy statement and other relevant materials in connection with the Business Combination, and any other documents filed by OPES with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to OPES at: 4218 NE 2nd Avenue, Miami, FL 33137

Forward-Looking Statements:

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the identification of a target business and potential business combination or other such transaction, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” in the annual report on Form 10-K filed by OPES on March 30, 2020. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the proposed transaction; the inability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, the amount of cash available following any redemptions by OPES stockholders; the ability to meet Nasdaq’s listing standards following the consummation of the proposed transaction; and costs related to the proposed transaction. Important factors that could cause the combined company’s actual results or outcomes to differ materially from those discussed in the forward-looking statements include: BurgerFi’s limited operating history; BurgerFi’s ability to manage growth; BurgerFi’s ability to execute its business plan; BurgerFi’s estimates of the size of the markets for its products; the rate and degree of market acceptance of BurgerFi’s products; BurgerFi’s ability to identify and integrate acquisitions; potential litigation involving OPES or BurgerFi or the validity or enforceability of BurgerFi’s intellectual property; general economic and market conditions impacting demand for BurgerFi’s products and services; and such other risks and uncertainties as are discussed in the OPES annual report on Form 10-K filed with the SEC on March 30, 2020 and the proxy statement to be filed relating to the business combination. Other factors include the possibility that the proposed business combination does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions.

OPES expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

(949) 574-3860

OPES@GatewayIR.com

Company Contacts:

OPES

Ashley Spitz, ashley@opesacquisitioncorp.com

BurgerFi International

Crystal Rosatti, crystal@burgerfi.com

Media Relations Contact:

Allison + Partners Public Relations

Natalie Kelley, natalie@allisonpr.com